614/223-1648


                  Securities and Exchange Commission
                  450 Fifth Street, N.W.
                  ATTN:  Filing Desk, Stop 1-4
                  Washington, D.C. 20549-1004

                  February 6, 1997

                  Re:  Appalachian Power Company
                       Registration Statement on Form S-3
                       File No. 333-20305

                  Gentlemen:

                  Pursuant to Rule 424(b)(2), transmitted herewith is the Prospectus, dated January 28, 1997, as supplemented by the Prospectus Supplement, dated February 4, 1997, and a Pricing Supplement No. 1 dated February 5, 1997, to be used in connection with the public offering by the Company of its First Mortgage Bond, Designated Secured Medium Term Note, 6.35% Series due March 1, 2000 in the principal amount of $48,000,000.

                  Very truly yours,

                  /s/ Thomas G. Berkemeyer

                  Thomas G. Berkemeyer

                  TGB/mms



                                                             Rule 424(b)(2)
                                                         File No. 333-20305
                                                     CUSIP No.:  03774B AX1



                  Pricing Supplement No. 1 Dated February 5, 1997
                  (To Prospectus dated January 28, 1997 and
                  Prospectus Supplement dated February 4, 1997)



                  $100,000,000

                  APPALACHIAN POWER COMPANY



                  First  Mortgage Bonds,  Designated  Secured  Medium  Term
                  Notes
                  Due  From Nine  Months to  Forty-Two Years  from Date  of
                  Issue



                  Principal Amount:  $48,000,000

                  Issue Price:  99.65%

                  Original Issue Date:  2-19-1997

                  Stated Maturity:  3-1-2000

                  Interest Rate:  6.35%

                  Form:  Book-Entry

                  Agent's Discount or Commission:  .350%

                  Public Offering Price:  100%


                  Redemption: The Notes are not redeemable prior to their maturity.

                  The Company sold $24,000,000 principal amount of the Notes to Salomon Brothers Inc and $24,000,000 principal amount of the Notes to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as principals in this transaction for resale to one or more investors, at the Public Offering Price stated above, or in certain circumstances, at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Brothers Inc and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the case may be.



                  Prospectus Supplement
                  (To Prospectus Dated January 28, 1997)

                  $100,000,000

                  Appalachian Power Company

                  First  Mortgage  Bonds,  Designated Secured  Medium  Term
                  Notes,
                  Due  From Nine  Months to  Forty-Two Years  from  Date of
                  Issue


                  Appalachian Power Company (the "Company") may from time to time offer its First Mortgage Bonds, Designated Secured Medium Term Notes (the "Notes"), in the aggregate principal amount of up to $100,000,000, subject to reduction as a result of the sale of other Debt Securities as described in the accompanying Prospectus. Each Note will mature from nine months to forty-two years from its date of issue.

                  Each Note will bear interest at a fixed rate. Unless otherwise indicated in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), interest on each Note will be payable semiannually in arrears on each April 1 and October 1 and at redemption, if any, or Stated Maturity.

                  The interest rate, Issue Price, Stated Maturity, Interest Payment Dates, redemption provisions, if any, and certain other terms with respect to each Note will be established at the time of issuance and set forth in a Pricing Supplement.

                  Each series of Notes will be represented by a global Note ("Global Note") registered in the name of a nominee of The Depository Trust Company, as Depository, or another depository (such a Note, so represented, being called a "Book-Entry Note"). Beneficial interests in Global Notes representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See "Supplemental Description of the Notes--Book-Entry Notes".

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               Price to    Agents'           Proceeds to
                              Public(1)    Commission(2)     Company(2)(3)

              Per Note  . .    100.000%    .125%-.750%       99.875%-99.250%

              Total . . . .  $100,000,000  $125,000-         $99,875,000-
                                            $750,000          $99,250,000

                  (1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public will be 100% of the principal amount.

                  (2) The Company will pay to Salomon Brothers Inc and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, each as agent (together, the "Agents"), a commission of from .125% to .750% of the principal amount of any Note, depending upon its Stated Maturity, sold through such Agent. The Company may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. The Notes may also be sold by the Company directly to investors, in which case no commission will be payable to the Agents. The Company has agreed to indemnify the Agents for certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution" herein.

                  (3) Before deduction of expenses payable by the Company estimated at $311,228, including reimbursement of certain expenses of the Agents.

                  The Notes are being offered on a continuous basis by the Company through the Agents which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. The Company may sell Notes at a discount to any Agent, as principal, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company also may sell Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there is no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent may reject an order, whether or not solicited, in whole or in part. See "Plan of Distribution" herein.

                  Salomon Brothers Inc                  Merrill Lynch & Co.



                  The  date of  this Prospectus  Supplement is  February 4,
                  1997.



                  IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                     ____________________

                            SUPPLEMENTAL DESCRIPTION OF THE NOTES

                  The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the First Mortgage Bonds set forth under "Description of New Bonds" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Description of New Bonds" in the accompanying Prospectus. The following description of the Notes will apply, unless otherwise specified in a Pricing Supplement.

                  General

                  The Notes will be issued in one or more series of First Mortgage Bonds under the Mortgage. The Notes will be limited in aggregate principal amount to $100,000,000, subject to reduction as a result of the sale of other Debt Securities as described in the accompanying Prospectus.

                  The Notes will be issued in fully registered form only, without coupons. Each series of Notes will be issued initially as a Book-Entry Note. Except as set forth herein under "Book-Entry Notes" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as Certificated Notes. The authorized denominations of Global Notes will be $1,000 and any integral multiple thereof.

                  Each Note will mature from 9 months to 42 years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Note may also be subject to redemption at the option of the Company prior to its Stated Maturity (as defined below).

                  The Pricing Supplement relating to a Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (ii) the date on which such Note will be issued (the "Original Issue Date"); (iii) the date on which such Note will mature (the "Stated Maturity"); (iv) the rate per annum at which such Note will bear interest, and the Interest Payment Dates (as defined below); (v) any applicable discounts or commissions; (vi) whether such Note may be redeemed at the option of the Company prior to Stated Maturity and, if so, the provisions relating to such redemption; and (vii) any other terms of such Note not inconsistent with the provisions of the Mortgage.

                  "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York, New York or the city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest on such Note are authorized or required by law, regulation or executive order to remain closed.

                  Payment of Principal and Interest

                  Payments of interest on the Notes (other than interest payable at redemption, if any, or Stated Maturity) will be made, except as provided below, in immediately available funds to the Owners of such Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depository, as hereinafter defined) as of the Regular Record Date (as defined below) for each Interest Payment Date; provided, however, that if the Original Issue Date of a Note issued as a Global
                  Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Owner of such Note on the related Regular Record Date.

                  Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes and any premium and interest thereon payable at redemption, if any, or Stated Maturity will be paid in immediately available funds upon surrender thereof at the office of Bankers Trust Company at Four Albany Street in New York, New York. Should any Note be issued other than as a Global Note, interest (other than interest payable at redemption or Stated Maturity) may, at the option of the Company, be paid to the person entitled thereto by check mailed to any such person. See "Book-Entry Notes" herein.

                  If, with respect to any Note, any Interest Payment Date, redemption date or the Stated Maturity is not a Business Day, payment of amounts due on such Note on such date may be made on the next succeeding Business Day, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

                  The "Regular Record Date" with respect to a Note (unless otherwise specified in the applicable Pricing Supplement) will be March 15 or September 15, as the case may be, next preceding an Interest Payment Date for Notes or if such March 15 or September 15 is not a Business Day, the next preceding Business Day.

                  Each Note issued as a Global Note will bear interest from its Original Issue Date at the fixed interest rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise set forth in the applicable Pricing
                  Supplement, interest on each Note will be payable semiannually in arrears on each April 1 and October 1 (each such date, an "Interest Payment Date") and at redemption, if any, or Stated Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such
                  Interest Payment Date. Interest on Notes will be computed on the basis of a 360-day year of twelve 30-day months.

                  Redemption

                  The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to Stated Maturity or that such Note will be redeemable at the option of the Company in whole or in part, under the terms and conditions and at the prices specified therein, together with accrued interest to the date of redemption. Any such redemption may be made upon not less than 30 days' notice.

                  Book-Entry Notes

                  Except under the circumstances described below, the Notes will be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

                  Book-Entry Notes represented by a Global Note will not be exchangeable for Certificated Notes and, except under the circumstances described below, will not otherwise be issuable as Certificated Notes.

                  So long as the Depository, or its nominee, is the registered owner of a Global Note, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Notes represented by such Global Note for all purposes under the Mortgage. Payments of principal of and premium, if any, and any interest on individual Book-Entry Notes represented by a Global Note will be made to the Depository or its nominee, as the case may be, as the Owner of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Book-Entry Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Notes and will not be considered the Owners thereof under the Mortgage, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

                  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual Certificated Notes in exchange for the Global Note or Notes representing the corresponding Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Notes represented by one or more Global Notes and, in such event, will issue individual Certificated Notes in exchange for the Global Notes representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Note will be entitled to physical delivery of individual Certificated Notes equal in principal amount to such Book-Entry Note and to have such Certificated Notes registered in its name. Individual Certificated Notes so issued will be issued as registered Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

                  DTC has confirmed to the Company and the Agents the following information:

                       1.   DTC will act  as securities depository  for the
                  Global  Notes.    The  Notes  will  be  issued as  fully-
                  registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Note will be issued for each series of the Notes, each in the aggregate principal amount of such series, and will be deposited with DTC.

                       2.   DTC   is   a   limited-purpose  trust   company
                  organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct
                  Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                       3. Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

                       4. To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                       5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                       6. Redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                       7. Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                       8. Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Agents or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

                       9. DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

                       10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

                  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                  The Agents are Direct Participants of DTC.

                  None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

                  The following summary describes certain material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held by initial purchasers who have purchased Notes at the initial offering price thereof and who hold such Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular series of the Notes will be provided in the applicable Pricing Supplement.

                  United States Holders

                  As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

                  Payments of Interest. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

                  Notes with a maturity of one year or less will be subject to special tax rules that apply to the timing of inclusion in income of interest on such obligations ("Short-Term Notes"). An obligation which is issued for an amount less than its "stated redemption price at maturity" will generally be considered to be issued at a discount for federal income tax purposes. Under Treasury Regulations involving original issue discount ("OID"), all payments (including all stated interest) with respect to a Short-Term Note will be included in the stated redemption price at maturity and, thus, holders will be taxable on discount in lieu of stated interest. This discount will be equal to the excess of the stated redemption price at maturity over the initial offering price to the public at which a substantial amount of the Notes is sold (for purposes of this section of the Prospectus Supplement, the "issue price"), unless a holder elects to compute this discount as acquisition discount using tax basis instead of issue price. In general, individual and certain other cash method holders of a Short-Term Note are not required to include accrued discount in income before receiving cash unless an election is made to do so. United States Holders who report income for federal income tax purposes on the accrual method and certain other holders, including banks and dealers in securities, are required to include discount on such Short-Term Notes in income on a straight-line method (as ordinary income) unless an election is made based on daily compounding. The amount of discount which accrues in respect of a Short-Term Note while held by a holder will be added to such holder's tax basis for such Note to the extent included in income.

                  Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding any amount attributable to accrued but unpaid "qualified stated interest") and the adjusted tax basis of the Note. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by any discount included in income by the United States Holder and reduced by any cash payments on the Note other than "qualified stated interest" payments. (In general, "qualified stated interest" includes interest at a single fixed rate unconditionally payable at least annually, other than interest on Short-Term Notes.) Except as described below with respect to certain Short-Term Notes and except to the extent of any accrued but unpaid qualified stated interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

                  In the case of a cash basis holder who does not include discount income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary interest income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders which are not subject to the current inclusion requirement described above will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such Short-Term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

                  Non-United States Holders

                  Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on, or gain from the sale or disposition of, any Note provided that
                  (1) the interest income or gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States,
                  (2) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (3) the Non-United States Holder is not a bank whose receipt of interest on a Note is described in Code
                  Section 881(c)(3)(A), (4) with respect to any gain, the Non-United States Holder, if an individual, is not present in the United States for 183 days or more during the taxable year and (5) the Non-United States Holder provides the correct certification of his status (which may generally be satisfied by providing an Internal Revenue Service Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

                  An individual holder of a Note who is not a citizen or resident of the United States at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

                  Backup Withholding

                  In general, if a holder other than a corporate holder fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to backup withholding, a 31 percent federal backup withholding tax may be withheld from amounts paid to such holder. An individual's taxpayer identification number is such individual's social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

                                     RECENT DEVELOPMENTS

                       On  January  30,   1997,  American  Electric   Power
                  Company, Inc. ("AEP") and the Company filed with the SEC and mailed to the registered holders of the Company's cumulative preferred stock their Offer to Purchase and Proxy Statement. AEP has offered to purchase all the outstanding shares of the Company's cumulative preferred stock (the "AEP Offer"). Concurrently with the AEP Offer, the Board of Directors of the Company is soliciting proxies for use at a special meeting of shareholders of the Company on February 28, 1997. The special meeting is being held to consider an amendment (the "Proposed Amendment") to the Company's Restated Articles of Incorporation (the "Articles"). The Proposed Amendment, if approved, would eliminate in its entirety
                  Article V, Clause 7(B)(b) of the Articles, which is described on pages 8 and 9 of the accompanying Prospectus. Upon the elimination of Article V, Clause 7(B)(b), the restrictions upon the Company's ability to issue or assume additional indebtedness contained therein would be lifted. See "Description of New Bonds--Other Restrictions Upon Creation and/or Issuance of New Bonds and Other Senior Securities" in the accompanying Prospectus.

                                     PLAN OF DISTRIBUTION

                  The Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase Notes. Initial purchasers may propose certain terms of the Notes, but the Company will have the right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of Notes sold through it, depending upon Stated Maturity. The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. An Agent may resell a Note purchased by it as principal to another broker-dealer at a discount, provided such discount does not exceed the commission or discount received by such Agent from the Company in connection with the original sale of such Note. The Company may also sell Notes directly to investors on its own behalf at a price to be agreed upon at the time of sale or through negotiated underwritten transactions with one or more underwriters. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

                  No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

                  The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including certain liabilities under the Securities Act.

                  Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.




                  PROSPECTUS



                                  Appalachian Power Company
                                         $100,000,000
                                       Debt Securities


                       Appalachian Power Company (the "Company") intends to
                  offer, from time to time, up to $100,000,000 aggregate principal amount of its Debt Securities, consisting of First Mortgage Bonds (the "First Mortgage Bonds"), First Mortgage Bonds, Designated Secured Medium Term Notes (the "Notes") and/or its unsecured debt securities (the "Unsecured Notes"). (The First Mortgage Bonds and the Notes are hereinafter collectively referred to as the "New Bonds"). (The First Mortgage Bonds, the Notes and the Unsecured Notes are hereinafter collectively referred to as the "Debt Securities"). The Debt Securities will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions, if any, credit enhancement, if any, improvement fund, if any, dividend restrictions in addition to those described herein, if any, and other specific terms of each series of Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus or pricing supplement ("Prospectus Supplement").


                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       The  Company may  sell the  Debt  Securities through
                  underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale.

                       The date of this Prospectus is January 28, 1997



                       No  dealer, salesperson  or  other  person has  been
                  authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                    AVAILABLE INFORMATION

                       The   Company  is   subject  to   the  informational
                  requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange and on the Philadelphia Stock Exchange, where reports and other information concerning the Company may also be inspected.

                             DOCUMENTS INCORPORATED BY REFERENCE

                       The following  documents filed  by the  Company with
                  the SEC are incorporated in this Prospectus by reference:

                       -- The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

                       -- The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

                       -- The Company's Current Report on Form 8-K dated March 19, 1996; and

                       -- The Company's Current Report on Form 8-K dated December 23, 1996.

                       All  documents subsequently  filed  by  the  Company
                  pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                       Any  statement contained in  a document incorporated
                  or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                       The  Company  will  provide without  charge  to each
                  person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                         THE COMPANY

                       The Company is engaged  in the generation, purchase,
                  transmission and distribution of electric power to approximately 865,000 customers in Virginia and West Virginia, and in supplying electric power at wholesale to other electric utility companies and municipalities in those states and in Tennessee. Its principal executive offices are located at 40 Franklin Road, S.W., Roanoke, Virginia 24011 (telephone number: 540-985-2300). The
                  Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American
                  Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number:
                  614-223-1000).

                                       USE OF PROCEEDS

                       The Company  proposes to  use the proceeds  from the
                  sales of the Debt Securities to refund long-term debt, to fund its construction program, or to repay short-term unsecured indebtedness incurred in connection with its construction program. The Company's First Mortgage Bonds, 9.35% Series due 2021 ($43,250,000 principal amount outstanding) may be redeemed at their regular redemption price of 107.02%. Such Bonds may also be redeemed at a lower special redemption price (but not lower than 100% of the principal amount thereof) through the application of cash deposited with the Trustee (as defined below), pursuant to certain provisions of the Mortgage (as defined below).

                       The  Company  has  estimated that  its  consolidated
                  construction costs (inclusive of allowance for funds used during construction) during 1997 will be approximately $229,000,000. At January 6, 1997, the Company had approximately $61,000,000 of short-term unsecured indebtedness outstanding.

                              RATIO OF EARNINGS TO FIXED CHARGES

                       Below is  set forth the  ratio of earnings  to fixed
                  charges for each of the years in the period 1991 through 1995 and for the 12 month period ended September 30, 1996:


                                12-Month
                              Period Ended                Ratio

                            December 31, 1991             2.85
                            December 31, 1992             2.58
                            December 31, 1993             2.69
                            December 31, 1994             2.37
                            December 31, 1995             2.54
                            September 30, 1996            2.84


                                   DESCRIPTION OF NEW BONDS

                       The New Bonds will be issued under  the Mortgage and
                  Deed of Trust, dated as of December 1, 1940, made by the Company to Bankers Trust Company, New York City, as Trustee, as heretofore supplemented and amended and as to be further supplemented (the "Mortgage"). All First Mortgage Bonds (including the New Bonds) issued and to be issued under the Mortgage are herein sometimes referred to as "Bonds". Copies of the Mortgage, including the respective forms of Supplemental Indenture pursuant to which each series of the New Bonds will be issued (the "new Supplemental Indenture") are filed as exhibits to the Registration Statement.

                       The following statements include brief  summaries of
                  certain provisions of instruments under which securities of the Company, including Bonds, have been issued. Certain of these instruments apply to the issuance of New Bonds. Such instruments, including amendments and supplements thereto, have been filed by the Company as exhibits to the Registration Statement. Such summaries do not purport to be complete and reference is made to such instruments for complete statements of such provisions. Such summaries are qualified in their entirety by such reference and do not relate or give effect to provisions of statutory or common law.

                  Form and Exchange

                       Unless  otherwise   set   forth  in   a   Prospectus
                  Supplement, New Bonds in definitive form will be issued only as registered Bonds without coupons in denominations of $1,000 and in multiples thereof authorized by the Company. New Bonds will be exchangeable for a like aggregate principal amount of the same series of New Bonds of other authorized denominations, and will be transferable, at the office or agency of the Company in New York City, and at such other office or agency of the Company as the Company may from time to time designate, in either case without payment, until further action by the Company, of any charge other than for any tax or taxes or other governmental charge required to be paid by the Company. Bankers Trust Company is to be designated by the Company to act as agent for payment, registration, transfer and exchange of the New Bonds in New York City.

                  Maturity,   Interest,  Redemption,   Credit  Enhancement,
                  Improvement  Fund,  Additional Dividend  Restrictions and
                  Payment

                       Information   concerning  the   maturity,  interest,
                  redemption provisions, if any, credit enhancement, if any, improvement fund, if any, any dividend restrictions in addition to those described herein and payment with respect to any series of the New Bonds will be contained in a Prospectus Supplement.

                  Security

                       The New Bonds will be secured, pari passu with Bonds
                  of all other series now or hereafter issued, by the lien of the Mortgage which, except as provided in the following paragraph, constitutes, in the opinion of counsel for the Company, a first lien on substantially all of the fixed physical property and franchises of the Company, subject only to (a) the conditions and limitations in the instruments through which the Company claims title to its properties, (b) "excepted encumbrances" as defined in Section 6 of the Mortgage, including claims later perfected into statutory liens or equitable priorities for taxes, services, materials and supplies, (c) the prior lien of the Trustee for its compensation, expenses and liabilities, and (d) in the case of property acquired of record by the Company since the recordation of the supplemental indenture dated as of March 1, 1996 (not affixed to other property so as thereby to become subject to the Mortgage), recordation of a supplemental indenture conveying such property to the Trustee.

                       Property acquired  after the recordation of the most
                  recent supplemental indenture may be subject to liens, ranking prior to the lien of the Mortgage, existing thereon at the time of acquisition of such property, and the lien thereon of the Mortgage may be subject to the rights of others which may attach prior to recordation of a supplemental indenture conveying such property to the Trustee after its acquisition. The provisions of the Mortgage, in substance, permit releases of property from the lien and the withdrawal of cash proceeds of property released from the lien, not only against new property then becoming subject to the lien, but also against property already subject to the lien of the Mortgage, unless such property was owned at August 31, 1940, or has been made the basis of the issue of Bonds or a credit under Sections 20 or 40 of the Mortgage. Accordingly, any increase in the amount of the mortgaged and pledged property as a result of the after-acquired property clause may be eliminated by means of such releases and withdrawals.

                  Issuance of Additional Bonds

                       Additional Bonds of  any series may  be issued in  a
                  principal amount equal to:

                            1. 60% of the cost or the then fair value, whichever is less, of unfunded property additions after deduction for retirements;

                            2. The principal amount of Bonds or prior lien bonds retired or then to be retired; and

                            3. The amount of cash deposited with the Trustee;

                  but, except as otherwise provided in the Mortgage, only if the net earnings (as defined in Section 7 of the Mortgage) are at least twice the annual interest requirement on all outstanding Bonds and indebtedness having an equal or prior lien, including the additional issue. However, no Bonds may be issued against property additions subject to prior liens, as defined in Section 6 of the Mortgage (a) if the principal amount of outstanding prior lien bonds secured thereby exceeds 40% of the cost or fair value (whichever is less) of such property additions or (b) if the principal amount of all Bonds theretofore issued on such basis and continuing on such basis, and the amount of certain other items representing deposited cash withdrawn or property released on such basis, in the aggregate, exceeds 15% of the aggregate principal amount of all Bonds theretofore issued (except Bonds issued under Article VII upon retirement of Bonds previously outstanding under the Mortgage), including the additional issue. (See Sections 4, 7, 24, 26, 27, 28, 29, 30, 31 and 40 of the Mortgage
                  and "Description of New Bonds--Maintenance and Replacement Provisions" below.)

                       The   requirement,  referred  to   above,  that  net
                  earnings be at least twice the annual interest requirements on all outstanding Bonds and indebtedness having an equal or prior lien, including a proposed additional issue of Bonds, is not applicable under certain circumstances where additional Bonds are issued in a principal amount equal to the principal amount of Bonds or prior lien bonds retired or then to be retired (see Section 30 of the Mortgage). In calculating earnings coverages under the provisions of the Mortgage, the Company includes, as a component of earnings, revenues being collected subject to refund and, to the extent not limited by the terms of the Mortgage, an allowance for funds used during construction, including amounts positioned and classified as an allowance for borrowed funds used during construction. The coverage under such requirement calculated as of September 30, 1996 based on the amounts then recorded in the accounts of the Company, was at least 4.06.

                       It is  estimated that  as of  January  7, 1997,  the
                  Company had available for use in connection with the authentication of Bonds approximately $950,000,000 of unbonded bondable property additions. The Company expects that the New Bonds will be authenticated upon the basis of Bonds previously retired or to be retired and/or property additions.

                  Other Restrictions Upon Creation and/or Issuance of New Bonds and Other Senior Securities

                       There    are,   in   addition   to   the   foregoing
                  restrictions, additional limitations upon the creation and/or issuance by the Company of long-term debt securities and of shares of stock ranking, as to dividends and distributions of assets, prior to the common stock equity of the Company.

                       The issuance of additional securities is  limited by
                  provisions of the Restated Articles of Incorporation of the Company which require the consent of the holders of the Cumulative Preferred Stock then outstanding prior to certain corporate actions.

                       The favorable vote of holders of at least two-thirds
                  of the total voting power of the Cumulative Preferred Stock then outstanding is required (see Restated Articles of Incorporation, Article V, Paragraph (7)(A)) (a) to increase the total authorized amount of the Cumulative Preferred Stock; (b) to create or authorize any series of stock (other than a series of the Cumulative Preferred Stock) ranking prior to or on a parity with the Cumulative Preferred Stock as to assets or dividends, or to create or authorize any obligation or security convertible into shares of any such stock, or to issue any such prior ranking stock or security more than twelve months after the date as of which the Company was empowered to create or authorize such stock or security; or (c) to change any of the express terms of the Cumulative Preferred Stock or of any outstanding series thereof in a manner prejudicial to the holders thereof. Under Paragraph (7)(A)(c) of Article V of the Restated Articles of Incorporation, if less than all series are prejudicially affected, only the consent of the holders of two-thirds of the total number of votes which holders of the shares of each series so affected are entitled to cast is required.

                       The favorable vote  of the holders of  a majority of
                  the total voting power of the Cumulative Preferred Stock then outstanding is required before the Company may (see Restated Articles of Incorporation, Article V, Paragraph
                  (7)(B)):

                            (a) merge or consolidate with or into any other corporation or corporations, or sell all or substantially all of its assets, unless such action has been approved by the SEC or by a successor regulatory authority;

                            (b) issue or assume any evidences of indebtedness, secured or unsecured (other than (i) Bonds issued under the Company's Mortgage, (ii) bonds issued under a new mortgage replacing the
                       Mortgage, (iii) bonds issued under any other new mortgage, provided the Mortgage shall have been irrevocably closed against the authentication of additional Bonds thereunder, (iv) indebtedness secured by bonds of the Company or by bonds issued under any such new mortgage, (v) indebtedness secured by bonds issued under a mortgage existing at the time of acquisition of property acquired by the Company, provided such mortgage, or any mortgage replacing it, is irrevocably closed against authentication of additional bonds thereunder, or
                       (vi) obligations to pay the purchase price of materials or equipment made in the ordinary course of the Company's business), for purposes other than the refunding or renewing of evidences of indebtedness previously issued or assumed by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the Cumulative Preferred Stock, if immediately after such issue or assumption, (x) the total principal amount of all such indebtedness
                       (other than those referred to in (i) through (vi) above) issued or assumed by the Company and then outstanding (including the evidences of indebtedness then to be issued or assumed) would exceed 20% of the sum of (1) the total principal amount of all debt securities of the character hereinbefore described in (i) through (vi) above, issued or assumed by the Company and then to be outstanding, and (2) the stated capital and surplus of the Company, or (y) the total outstanding principal amount of all unsecured debt securities of the Company (other than obligations of the character described in (vi) above) would exceed 20% of the sum of (1) the total outstanding principal amount of all bonds or other secured debt of the Company, and (2) the stated capital and surplus of the Company, or
                       (z) the total outstanding principal amount of all unsecured debt securities of the Company (other than obligations of the character described in (vi) above) of maturities of less than 10 years would exceed 10% of the sum of (1) the total principal amount of all bonds or other secured debt of the Company, and (2) the stated capital and surplus of the Company; provided that the payment due upon the maturity of unsecured debt having an original single maturity of 10 or more years or the payment due upon the final maturity of any unsecured serial debt which had original maturities of 10 or more years is not regarded for purposes of this subparagraph (b) as unsecured debt of a maturity of less than 10 years until payment thereof is required within 3 years;

                            (c)  issue  or  reissue   any  shares  of   the
                       Cumulative Preferred Stock or of any other class of stock ranking on a parity with the outstanding shares of Cumulative Preferred Stock as to dividends or assets for any purpose other than to refinance an amount of outstanding Cumulative Preferred Stock, or stock ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or assets, having an aggregate involuntary liquidation amount equal to the aggregate involuntary liquidation amount of such issued or reissued shares, unless (i) the net income of the Company, determined in accordance with generally accepted accounting principles to be available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the calendar month of such issuance, is equal to at least twice the annual dividend requirements on the Cumulative Preferred Stock (including dividend requirements on such prior or parity stock), which will be outstanding immediately after such issuance; (ii) the gross income of the Company for the same period determined in accordance with generally accepted accounting principles (but in any event after all taxes including taxes based on income) is equal to at least one and one-half times the aggregate of annual interest charges on indebtedness (excluding interest charges on indebtedness to be retired by the application of the proceeds from the issuance of such shares) and the annual dividend requirements on the Cumulative Preferred Stock (including dividend requirements on such prior or parity stock), which will be outstanding immediately after such issuance; and (iii) the aggregate of the Common Stock Equity, as defined, is at least equal to the aggregate amount payable in connection with an involuntary liquidation of the Company with respect to all shares of Cumulative Preferred Stock and all shares of such prior or parity stock, if any, which will be outstanding immediately after such issuance. No dividends may be paid on Common Stock which would result in the reduction of the Common Stock Equity, as defined, below the requirements of clause (iii).

                       The  restrictions  and   limitations  described   or
                  referred to above, which are designed to protect the relative positions of the holders of outstanding senior securities of the Company, can operate in such manner as to limit substantially the additional amounts of senior securities which can be issued by the Company. The Company believes that its ability to issue short and long-term debt securities and preferred stock in the amounts required to finance its operations and construction program may depend upon timely rate recovery. If the Company is unable to continue the issue and sale of securities on an orderly basis, the Company will be required to consider the obtaining of additional amounts of common equity, the use of possibly more costly alternative financing arrangements, if available, or the curtailment of its construction program and other outlays.

                       Other than the security afforded by  the lien of the
                  Mortgage and restrictions on the incurrence of additional debt described above and under "Description of New Bonds- -Issuance of Additional Bonds" herein, there are no provisions of the Mortgage which afford holders of New Bonds protection in the event of a highly leveraged transaction involving the Company. However, such a transaction would require regulatory approval and management of the Company believes such approval would be unlikely in a transaction which would result in the Company having a highly leveraged capital structure.

                  Maintenance and Replacement Provisions

                       Section  40 of the  Mortgage provides (A)  in Part I
                  thereof for the annual deposit by the Company with the Trustee on or before April 30 of an amount in cash or principal amount of Bonds of any series equal to the amount by which a defined percentage (currently 15%) of the base operating revenues, as defined in Section 40, less the cost of purchased power during the preceding calendar year exceeds the aggregate amounts expended during such period by the Company for repairs and maintenance and for property substituted for property retired since August 31, 1940; and (B) in Part II thereof for the annual deposit (which the Mortgage requires to be made so long as any of the Bonds of any series issued prior to December 31, 1992 are outstanding and which, except as disclosed in a Prospectus Supplement, the new Supplemental Indenture will not require to be made so long as any of the New Bonds are outstanding) by the Company with the Trustee on or before April 30 of an amount in cash or principal amount of Bonds of any series equal to the excess of the product of a specified percentage (currently 2.25% but subject to change as provided in the Mortgage) and the average of the Depreciable Property (as defined) of the Company at the first and the last day of the preceding calendar year over the sum of (i) the aggregate amount expended during the preceding calendar year for property substituted for retired property, (ii) the aggregate of the property additions certified, and the cash and/or Bonds deposited pursuant to the requirements of Part I of Section 40 with respect to such year, and (iii) any credit applicable to prior years. The Company may under this covenant certify to the Trustee, in lieu of depositing cash or Bonds, property additions which are not then funded property (which thereupon become funded property) at cost or fair value, whichever is less.

                       The Supplemental  Indenture dated as of  May 1, 1979
                  amended Article XX to provide that the Mortgage may at a future date be amended (i) to delete the requirement for annual deposits pursuant to Part I of Section 40 of the Mortgage and/or (ii) to delete the 15% limit on Bonds issued on the basis of property additions subject to prior liens, upon compliance with the provisions of the Mortgage but without the favorable vote or consent of the holder of any new Bond or any other Bond issued after April 30, 1979 or including any such new Bond or other such Bond in determining whether a quorum exists or a specified percentage of holders of Bonds participated in action on any such amendment. The Company, in its application to the SEC with respect to the issuance of $70,000,000 principal amount of First Mortgage Bonds, 11% Series due 1987, proposed, and the SEC approved, a change in the specified percentage in Part II of Section 40 of the Mortgage from 2.25% to 2.90%, such change to become effective on the date the Mortgage is amended as contemplated in clause (i) above and to continue at 2.90% until another change in such percentage shall be authorized or approved upon application by the Company to the SEC. In connection with the amendment contemplated by the next two sentences, the Company has elected, and the SEC has authorized the Company to retain, the applicable percentage at 2.25%. Since all Bonds issued prior to April 30, 1979 have matured or been redeemed, the Company may now amend the Mortgage to make such changes described above. The Company proposes to amend the Mortgage to delete (i) the requirement for annual deposits pursuant to Part I of Section 40 of the Mortgage and (ii) the 15% limit on Bonds issued on the basis of property additions subject to prior liens.

                  Release and Substitution of Property

                       The Mortgage  permits property  to be  released from
                  the lien of the Mortgage upon compliance with the provisions thereof. Such provisions require that, in certain specified cases, cash be deposited with the Trustee in an amount equal to the excess of the fair value of the property to be released over the aggregate of certain computations required by the Mortgage. (See Sections 65 and 69 of the Mortgage.) The Mortgage also contains certain requirements relating to the withdrawal of release moneys. (See Section 67 of the Mortgage.)

                  Modification of the Mortgage

                       Article XX of the Mortgage provides for modifying or
                  altering the Mortgage with the consent of the Company and by vote of the holders of at least 75% in principal amount of the outstanding Bonds which are affected by the proposed modification or alteration. No modification or alteration, without the consent of the holder of a Bond, may modify the terms of payment of the principal amount of or interest on such Bond or create an equal or prior lien or deprive such holder of a lien on the mortgaged property or reduce the above percentage.

                  Restriction on Common Stock Dividends

                       Various restrictions on the use of retained earnings
                  for cash dividends on Common Stock and other purposes are contained in or result from other covenants in the charter. At September 30, 1996, the Company's consolidated unrestricted retained earnings amounted to $211,865,000. Unless otherwise specified in a Prospectus Supplement, there will be no additional restrictions on common stock dividends.

                  Concerning the Trustee

                       AEP System companies, including the Company, utilize
                  many of the banking services offered by Bankers Trust Company in the normal course of their businesses. Among such services are the making of short-term loans and in certain cases term loans, generally at rates related to the prime commercial interest rate, and acting as a depositary. In addition, Bankers Trust Company will serve as Trustee under the Company's Indenture for the Unsecured Notes. (See "Description of Unsecured Notes" herein.)

                       The  Trustee may,  and upon  written request  of the
                  holders of a majority in principal amount of the Bonds shall, declare the principal due upon occurrence of a completed default, but the holders of a majority in principal amount of the Bonds may annul such declaration if the default has been cured. (See Section 71 of the Mortgage.) The holders of a majority in principal amount of the Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage. (See Section 76 of the Mortgage.) No Bondholder has the right to institute any proceeding for the enforcement of the Mortgage unless such holder shall have given the Trustee written notice of a completed default, the holders of 25% in principal amount of the Bonds shall have offered to the Trustee indemnity against costs, expenses and liabilities, requested the Trustee to take action and given the Trustee reasonable opportunity to take such action. The foregoing does not affect or impair the right of a holder of a Bond to enforce the payment of the principal of and interest on such Bond on the respective due dates. (See Section 86 of the Mortgage.) The Trustee is entitled to be indemnified before taking action to enforce the lien at the request of such Bondholders. (See Section 75 of the Mortgage.)

                  Defaults

                       By  Section 71  of the  Mortgage, the  following are
                  defined as "completed defaults": default in the payment of principal; default for 60 days in the payment of interest; default in payment of principal or interest on outstanding prior lien bonds in certain cases; certain events of bankruptcy, insolvency or reorganization; and default continued for 60 days after notice in the performance of any other covenant. By Section 59 of the Mortgage, a failure to provide money for the redemption of Bonds called for redemption also constitutes a completed default. The Company is required to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Mortgage.

                                DESCRIPTION OF UNSECURED NOTES

                       The Unsecured  Notes will be issued  in series under
                  an Indenture to be entered into between the Company and Bankers Trust Company, as Trustee (the "Trustee") (the "Indenture"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Indenture, and the form of Supplemental Indenture thereto, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

                  General

                       The Unsecured Notes will be unsecured obligations of
                  the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder and provides that Unsecured Notes issued thereunder may be issued thereunder from time to time in one or more series, as authorized by a Board Resolution, and set forth in a Company Order (as defined in the Indenture) or one or more supplemental indentures creating such series. The Restated Articles of Incorporation of the Company, however, limit the issuance of long-term securities. (See "Description of New Bonds--Other Restrictions Upon Creation and/or Issuance of New Bonds and Other Senior Securities" above.)

                       Substantially  all  of  the  fixed   properties  and
                  franchises of the Company are subject to the lien of the Mortgage under which the Company's First Mortgage Bonds are outstanding. See "Description of New Bonds".

                       The  Unsecured Notes  are not  convertible into  any
                  other security of the Company. The Indenture does not contain any provisions that afford holders of Unsecured Notes protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval, and management of the Company believes such approval would be unlikely in a transaction which would result in the Company having a highly leveraged capital structure. The Indenture also does not contain any provisions that afford holders of Unsecured Notes protection against the Company incurring other indebtedness.

                  Maturity,   Interest,  Redemption,   Credit  Enhancement,
                  Covenants and Restrictions and Payment

                       Information   concerning  the   maturity,  interest,
                  redemption provisions, if any, sinking fund, if any, credit enhancement, if any, any covenants or restrictions, such as limitations on liens or dividend restrictions, and payment with respect to any series of the Unsecured Notes will be contained in a Prospectus Supplement.

                  Form and Exchange

                       Unless  otherwise   set   forth  in   a   Prospectus
                  Supplement, Unsecured Notes in definitive form will be issued only as registered Unsecured Notes without coupons in denominations of $1,000 and in integral multiples thereof authorized by the Company. Unsecured Notes will be exchangeable for a like aggregate principal amount of the same series of Unsecured Notes of other authorized denominations, and will be transferable, at the office or agency designated by the Company in New York City, or at such other office or agency designated by the Company, in either case without payment, until further action by the Company, of any charge other than for any tax or taxes or other governmental charge required to be paid by the Company. Bankers Trust Company is to be designated by the Company to act as agent for payment, registration, transfer and exchange of the Unsecured Notes in New York City.

                  Payment and Paying Agents

                       Payment of principal of and premium (if any)  on any
                  Unsecured Note will be made only against surrender to the Paying Agent of such Unsecured Note. Principal of and any premium and interest on Unsecured Notes will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Note Register with respect to such Unsecured Notes.

                       The Trustee will initially  act as Paying Agent with
                  respect to Unsecured Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03 of the Indenture).

                       All moneys paid by the Company to a Paying Agent for
                  the payment of the principal of or premium or interest, if any, on any Unsecured Note that remains unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such Unsecured Note will thereafter look only to the Company for payment thereof. (Section
                  11.04 of the Indenture).

                  Modification of the Indenture

                       The  Indenture  contains  provisions permitting  the
                  Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Unsecured Notes of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Notes; provided, that no such modification may, without the consent of the holder of each outstanding Unsecured Note affected thereby, (i) extend the fixed maturity of any Unsecured Notes of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Unsecured Notes, the holders of which are required to consent to any such supplemental indenture. (Section
                  9.02 of the Indenture).

                       In  addition,  the  Company  and   the  Trustee  may
                  execute, without the consent of any holder of Unsecured Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of notes to be issued under the Indenture. (Sections 2.01,
                  9.01 and 10.01 of the Indenture).

                  Events of Default

                       The Indenture  provides that any one or  more of the
                  following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Unsecured Notes:

                            (a) failure for 30 days to pay interest on Unsecured Notes of that series when due; or

                            (b) failure to pay principal or premium, if any, on Unsecured Notes of that series when due whether at maturity, upon redemption, by declaration or otherwise; or

                            (c) failure for 30 days to pay any sinking fund obligation on Unsecured Notes of that series; or

                            (d) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 25% in principal amount of the outstanding Unsecured Notes of that series; or

                            (e)  certain   events   involving   bankruptcy,
                       insolvency or reorganization of the Company; or

                            (f)  any other event of default provided for in
                       a  series of Unsecured Notes.   (Section 6.01 of the
                       Indenture).

                       The Trustee or the  holders of not less than  25% in
                  aggregate outstanding principal amount of any particular series of Unsecured Notes may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections
                  6.01 and 6.06 of the Indenture).

                       The  holders of a  majority in aggregate outstanding
                  principal amount of any series of Unsecured Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06 of the Indenture). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Unsecured Notes, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02 of the Indenture).

                       The  holders of a  majority in aggregate outstanding
                  principal amount of any series of Unsecured Notes affected thereby may, on behalf of the holders of all Unsecured Notes of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Unsecured Notes of such series. (Section 6.06 of the Indenture). The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d) of the Indenture).

                  Consolidation, Merger and Sale

                       The  Indenture does  not contain  any covenant  that
                  restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on all notes issued under the Indenture. (Section 10.01 of the Indenture).

                  Legal Defeasance and Covenant Defeasance Discharge

                       Unsecured  Notes  of a  series  may  be defeased  in
                  accordance with their terms and, unless the Supplemental Indenture or the Company Order establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of an Unsecured Note, to replace destroyed, lost or stolen Unsecured Notes and to maintain agencies in respect of the Unsecured Notes) with respect to the Unsecured Notes of the series and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Unsecured Notes of the series under any restrictive covenant which may be applicable to a particular series ("covenant defeasance").

                       The Company may exercise its legal defeasance option
                  notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to a particular series.

                       To exercise either defeasance option as to a series,
                  the Company must deposit in trust (the "defeasance trust") with the Trustee, money or Governmental Obligations, or a combination, for the payment of principal, premium, if any, and interest on the Unsecured Notes of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

                       In  the event  the Company  exercises its  option to
                  effect a covenant defeasance with respect to the Unsecured Notes of any series as described above and the Unsecured Notes of that series are thereafter declared due and payable because of the occurrence of any Event of Default other than the Event of Default caused by failing to comply with the covenants which are defeased, the amount of money and securities on deposit with the Trustee would be sufficient to pay amounts due on the Unsecured Notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the Unsecured Notes of that series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for such payments. (Section 11.01 of the Indenture).

                  Governing Law

                       The Indenture  and Unsecured Notes will  be governed
                  by, and construed in accordance with, the laws of the State of New York. (Section 13.05 of the Indenture).

                  Concerning the Trustee

                       AEP System companies, including the Company, utilize
                  many of the banking services offered by Bankers Trust Company in the normal course of their businesses. Among such services are the making of short-term loans and in certain cases term loans, generally at rates related to the prime commercial interest rate, and acting as a depositary. In addition, Bankers Trust Company serves as Trustee under the Company's Mortgage. (See "Description of New Bonds" herein.)

                                     RECENT DEVELOPMENTS

                       Reference  is  made to  page  C-5  of the  Company's
                  Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, for a discussion of a settlement agreement filed with the Public Service Commission of West Virginia ("WVPSC") on November 12, 1996, regarding the Company's rates in West Virginia. The WVPSC on December 27, 1996, approved the settlement agreement with certain minor exceptions.

                                        LEGAL OPINIONS

                       Opinions  with respect  to the  legality of  the New
                  Bonds and/or Unsecured Notes will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, counsel for any underwriters, dealers or agents. In connection with the issuance of New Bonds, Simpson Thacher & Bartlett and Dewey Ballantine will rely as to matters of Virginia law, upon the opinion of Hunton & Williams, as to matters of West Virginia law, upon the opinion of Robinson & McElwee and as to matters of Tennessee law, upon the opinion of Hunter, Smith & Davis, LLP, all counsel for the Company. Additional legal opinions in connection with the offering of the Unsecured Notes may be given by John M. Adams, Jr. or Thomas G. Berkemeyer, counsel for the Company. Mr. Adams is Assistant General Counsel, and Mr. Berkemeyer is a Senior Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine acts as counsel to affiliates of the Company in connection with certain matters.

                                           EXPERTS

                       The  financial  statements  and   related  financial
                  statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent
                  auditors,  as   stated  in  their   reports,  which   are
                  incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       The  legal  conclusions   in  "Security"  under  the
                  caption "Description of New Bonds", as to those matters governed by the laws of the Commonwealth of Virginia have been reviewed by Hunton & Williams, Richmond, Virginia; as to those matters governed by the laws of the State of West Virginia by Robinson & McElwee, Charleston, West Virginia; and as to those matters governed by the laws of the State of Tennessee by Hunter, Smith & Davis, LLP, Kingsport, Tennessee, all counsel for the Company. All of said statements are made on the authority of said firms as experts.

                                     PLAN OF DISTRIBUTION

                       The Company may sell  the New Bonds and/or Unsecured
                  Notes in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the New Bonds and/or Unsecured Notes will set forth the terms of the offering of the New Bonds and/or Unsecured Notes, including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and/or Unsecured Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

                       If underwriters are used in the sale, the New  Bonds
                  and/or Unsecured Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of New Bonds and/or Unsecured Notes will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Bonds and/or Unsecured Notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such New Bonds and/or Unsecured Notes if any are purchased.

                       New  Bonds  and/or  Unsecured   Notes  may  be  sold
                  directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds and/or Unsecured Notes in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

                       If so indicated  in the  Prospectus Supplement,  the
                  Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds and/or Unsecured Notes from the Company at the public offering price set forth in the
                  Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

                       Subject to certain conditions, the Company may agree
                  to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933.